Exhibit 1.1

Transation from French for Information Purposes Only

SANOFI – SYNTHELABO

Limited liability company (Société Anonyme à conseil d’administration)
Registered capital : 1,464,010,168 Euros

Registered office : 174, avenue de France, 75013 PARIS

Registration number : PARIS 395 030 844

BY LAWS
(statuts)

Updated May 22, 2002

PART I
GENERAL PROVISIONS

Article 1 – Form of company
The company, in the form of a limited liability company (société anonyme), is governed by applicable laws and regulations as well as by these by-laws (statuts).

Article 2 – Corporate name
The name of the company is : Sanofi-Synthélabo.

Article 3 – Corporate Purposes
The company’s corporate purposes, in France and abroad, are :

–	Acquiring interests and holdings, in any form whatsoever, in any company or enterprise, in existence or to be created, connected directly or indirectly with the health and fine chemistry sectors, human and animal therapeutics, nutrition and bio-industry ;

in the following areas :

–	Purchase and sale of all raw materials and products necessary for these activities;
–	Research, study, and development of new products, techniques and processes;
–	Manufacture and sale of all chemical, biological, dietary and hygienic products;
–	Obtaining or acquiring all intellectual property rights related to results obtained and, in particular, filing all patents, trademarks and models, processes or inventions;
–	Operating directly or indirectly, purchasing, and transferring – for free or for consideration – pledging or securing all intellectual property rights, particularly all patents, trademarks and models, processes or inventions;
–	Obtaining, operating, holding and granting all licences;
–	Participating, within group policy framework, in financing transactions and, in compliance with applicable legal provisions, whether in the capacity of leader or not, either in the form of centralising accounts or centralised management of foreign exchange risks, intra-group settlements (“netting”), or, again, in any form authorised by applicable legislation;

And, more generally :

–	All commercial, industrial, real or personal, property financial or other transactions, connected directly or indirectly, totally or partially, with the activities described above and with all similar or related activities and even with any other purposes likely to encourage or develop the company’s activities.

Article 4 – Registered office
The registered office is located at : 174, Avenue de France, PARIS 75013.

Should a transfer of the registered office be decided upon by the Board of Directors (Conseil d’Administration), the Board is authorised to modify the statuts accordingly.

Article 5 – Term of company
The term of the company will expire on May 18, 2093 unless dissolved prior to that date or extended by a decision of the extraordinary general shareholder’s meeting.

PART II
SHARE CAPITAL

Article 6 – Registered Capital
The registered capital is € 1,464,010,168 (one billion four hundred and sixty-four million ten thousand one hundred and sixty-eight euros).

The registered capital is divided into 732,005,084 shares with a nominal value of €  2 each, all of the same category and paid for in full.

Article 7 – Form of shares
The shares are registered or bearer shares, according to the shareholder’s choice, under the conditions established by applicable legal provisions.

The company may apply legislative and regulatory provisions concerning the identification of holders of securities giving them the immediate or future right to vote.

Any individual or entity, acting individually or jointly, who acquires a number of shares representing a proportion of the capital or of voting rights equal to or exceeding 1 % of the share capital, or any multiple of this percentage, even beyond the minimum declaration limits laid down by the legal and regulatory provisions, must inform the company of the total number of shares and voting rights held by the individual or entity and also of any securities giving future access to the capital or voting rights which may potentially be attached. Notification is to be made by registered mail, return receipt requested, within five stock exchange days of the date on which the threshold was reached.

The obligation to notify the company also applies when the shareholder’s holding of the capital or voting rights falls to a level below each of those threshold described in the third paragraph of this article.

The penalties provided for by law in cases of non-compliance with the obligation to declare the crossing of the legal threshold also apply in case of non-declaration of the crossing of threshold prescribed by these statuts recorded in the minutes of the shareholders’ meeting upon the request of one or more shareholders holding at least 5 % of the company’s share capital or voting rights.

Article 8 – Conveyance and transfer of shares
The shares are freely negotiable.

The transfer of shares occurs by transfer from one account to another in accordance with the conditions laid down by law and regulations.

Article 9 – Rights and obligations attached to each share

1°)	With regard to ownership of the corporate assets, sharing of profits and the liquidation surplus, each share entitles its owner to an amount in proportion to the number of existing shares.
2°)

Whenever it is necessary to possess a certain number of shares to exercise a right, the owners who do not possess that number of shares are responsible for taking any steps to combine the number required.

3°)	Each shareholder has as many votes as the number of shares he owns or represents subject to the provisions below.
A double voting right is assigned to each registered share that is paid for in full and that has been registered in the name of the same shareholder for at least two years.
The double vote ceases automatically for any share converted into a bearer share or transferred from one owner to another, subject to exceptions laid down by law. Bonus shares arising from an increase of share capital by incorporation of reserves, profits or share premiums receive the benefit of the double vote as from the time of their issue in so far as they have been assigned on the basis of shares already benefiting from this right.

Article 10 – Paying-up (libération) of shares
Sums that are due on shares to be paid for in cash are requested by the Board of Directors which determines the dates and extent of the calls for funds.

Shareholders who do not make the payments due on the shares they hold automatically owe the company default interest calculated on a daily basis starting from the due date, at the legal rate in business matters increased by three points, without prejudice to the compulsory enforcement measures provided by law.

PART III
MANAGEMENT OF THE COMPANY

Article 11 – Board of Directors
The company shall be administered by a Board of Directors composed of between three and eighteen members.

As soon as the number of directors aged over 70 represents more than one-third of the directors in office, the oldest director shall be deemed to have resigned ; his term of office shall end at the date of the next Ordinary General Meeting.

Each director must own at least one share during his term of office.

Directors shall hold office for a maximum of five years ; reappointment of directors shall be on a rotation basis.

The Ordinary General Meeting shall set the term of office of directors such that members of the Board are reappointed on a regular basis in the most equal proportions possible. However, terms of office in progress shall continue until the expiry date originally set.

Each member standing down shall be eligible for reappointment.

Article 12 – Chairman and Vice-Chairman of the Board of Directors
The Board of Directors shall elect from among its members a Chairman, who must be a natural person less than 65 years of age.

The Board may appoint from among its members a Vice-Chairman, who must be a natural person less than 65 years of age.

They may be appointed for their entire term of office as directors.

In the event of the temporary incapacity, resignation, death or non-reappointment of the Chairman, the Board of Directors may delegate another director to act as chairman. In the event of temporary incapacity, such delegation shall be given for a limited period and shall be renewable. In other cases, it shall be valid until a new Chairman is elected.

The Chairman shall represent the Board or Directors. He shall organise and direct the work of the Board, and be accountable for this to the General Meeting.

He shall ensure that the company’s organs of management operate properly, and in particular that the directors are capable of fulfilling their duties.

Article 13 – Deliberations of the Board
The Board of Directors shall meet as often as required by the interests of the company, either at the registered office or at any other place indicated in the notice of the meeting. The Chairman may notify the directors of meetings of the Board of Directors by any means, even orally.

Meetings of the Board of Directors shall be chaired by the Chairman of the Board of Directors or in his absence by the Vice-Chairman. If the Chairman and Vice-Chairman are both absent, the Board of Directors shall appoint, for each meeting, a member who will chair the meeting.

Decisions shall be taken on the quorum and majority conditions stipulated by law.

The secretary of the Board of Directors shall be authorised to certify as a true record copies of and extracts from minutes of Board meetings.

Article 14 – Board’s powers
The Board of Directors shall determine the strategic orientations of the company’s business and ensure they are implemented.

Subject to powers expressly granted to shareholders’ meetings and within the limits of the corporate objects, the Board shall address any issue of relevance to the proper functioning of the company, and shall by its deliberations settle all matters that concern it.

The Board shall perform controls and tests as it sees fit. Each director shall receive all the information necessary for the fulfilment of his duties, and may have disclosed to him all documents that he judges to be useful.

Article 15 – Committees
The Board may appoint one or several committees. The members of committees are responsible for examining any matters referred to them by the Board or the Chairman.

Article 16 – Management
In accordance with the law, the executive management of the company shall be conducted under the responsibility of the Chairman of the Board of Directors, either by himself or by another natural person appointed by the Board of Directors and bearing the title of Chief Executive Officer.

The Board of Directors shall decide which of these two methods of executive management to adopt on a majority of directors present or represented.

If the executive management of the company is conducted by the Chairman, the provisions contained in the law and regulations and in the bylaws relating of the Chief Executive Officer shall apply to him, and he shall take the title of Chairman and Chief Executive Officer.

The Chief Executive Officer shall have the broadest powers to act in all circumstances in the name of the company. He shall exercise his powers within the limits of the corporate objects and subject to those powers expressly granted by law to shareholders’ meetings and to the Board of Directors. He shall represent the company in its dealings with third parties.

On a proposal by the Chief Executive Officer, whether this function be assumed by the Chairman of the Board or by another person, the Board of Directors may appoint from one to five persons in charge of assisting the Chief Executive Officer, with the title of Deputy Chief Executive Officer.

In agreement with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers granted to the Deputy Chief Executive Officers.

In dealings with third parties, the Deputy Chief Executive Officers shall have the same powers as the Chief Executive Officer.

Article 17 – Observers (censeurs)
On the Chairman’s proposal, the Board may appoint up to two observers (censeurs). Observers are chosen from amongst the shareholders and are appointed for a period of five years. The observers may be re-appointed. They may be dismissed at any time by decision of the Board of Directors.

Their assignment is to ensure that the statuts are strictly enforced. They are convened to Board meetings and participate in the deliberations and hold consulting votes at those meetings ; however, their absence from such meetings is not detrimental to the validity of the proceedings.

They examine the annual accounts and address comments to the members of the ordinary general shareholders’ meeting as they deem necessary.

The Board may remunerate the observers by deducting sums from the amount of the attendance fees allotted by the general shareholders’ meeting to Board members.

PART IV
STATUTORY AUDITORS

Article 18 – Statutory Auditors
One or several principal auditors are appointed and carry out their audit assignment in compliance with the law.

PART V
GENERAL SHAREHOLDERS’ MEETINGS

Article 19 – Right of access – Representation

1°)	All shareholders shall be entitled to attend personally or by proxy, on presentation of proof of identity and of share ownership, in the form and at the places indicated in the notice of the meeting, no less than five days before the date of the General Meeting. The Board of Directors shall always have the option of reducing this period, but only for the benefit of all shareholders.
2°)	All shareholders may be represented by their spouse or by another shareholder at all meetings. They may also vote by mail on the conditions stipulated by law.
3°)

All shareholders may also, if the Board of Directors so decides at the time the meeting is called, participate in and vote at meetings by video-conference link or by any means of telecommunication that enables him to be identified on the conditions stipulated by and in accordance with the terms laid down by the legal provisions in force.

Article 20 – Notice of general shareholders’ meetings
The meetings are convened by the Board of Directors under the conditions and within the time limits prescribed by law. They are held at the registered office or at in any other place indicated in the convening letter or notice.

Article 21 – Meeting committee
The general shareholders’ meeting is presided over by the Chairman of the Board of Directors or, in his absence, by a director appointed by the Board.

The duties of examiner (scrutateur) are fulfilled by the two shareholders, present and willing, who hold the greatest number of votes both in their own name and in their capacity as authorised agents.

The committee appoints a secretary who need not be a member of the general meeting.

Article 22 – General shareholders’ meetings
Ordinary and extraordinary general shareholders’ meetings, acting under the conditions of quorum and majority laid down by law, exercise the powers assigned to them in compliance with the law.

PART VI
ALLOCATION OF PROFITS

Article 23 – Financial year
Each financial year starts on January 1st and ends on December 31st.

Article 24 – Allocation of profits

1°–	The profit or loss of the financial year is the difference between the income and expenses of the financial year, after deduction of depreciation and sums appropriated to reserve funds, as shown in the profit and loss account.
2°–

From the profit of the financial year, decreased, as the case may be, by prior losses, a deduction of at least five per cent is made, this deduction being allocated for the creation of a reserve fund known as the “legal reserve”. This deduction is no longer compulsory when the amount of the legal reserve reaches one-tenth of the registered capital. The deduction begins again if, for any reason whatsoever, the legal reserve falls to a level below the said fraction.

The remaining balance, increased, as the case may be, by the profit carried forward, constitutes the distributable profit.

On the Board’s proposal, the ordinary general shareholders’ meeting may decide that the distributable profit may, totally or partially, be carried forward or assigned to one or several general or special reserve funds.

Article 25 – Dividends
The general shareholders’ meeting, voting on the accounts of the financial year, may grant each shareholder for all or part of the dividend to be distributed, the option to choose between receiving payment of the dividends in cash or shares.

Subject to prevailing legal or regulatory provisions, the Board of Directors may pay interim dividends in cash or shares, even during the course of the financial year.

PART VII
DISSOLUTION – LIQUIDATION

Article 26
On the expiry of the term of the company or in case of dissolution prior to that date, the general shareholders’ meeting rules on the mode of liquidation and appoints one or several liquidators whose powers it determines and who carry out their duties, in compliance with the law.

The liquidation proceeds are first used to pay liabilities. Subsequent to this payment and after payment of liquidation costs, the surplus is used to reimburse the nominal value of the shares ; the balance is distributed amongst the shareholders in the same proportions as their participation in the share capital.

PART VIII
DISPUTES

Article 27
Any disputes that may arise during the life of the company or its liquidation, either between the shareholders and the company or between the shareholders themselves, concerning the interpretation or enforcement of these statuts or generally regarding corporate business, are subject to the jurisdiction of the competent courts.

Exhibit 2.1

SANOFI-SYNTHÉLABO

AND

THE BANK OF NEW YORK

As Depositary

AND

OWNERS AND BENEFICIAL OWNERS OF AMERICAN DEPOSITARY RECEIPTS

Deposit Agreement

Dated as of_____________, 2002

DEPOSIT AGREEMENT

     DEPOSIT AGREEMENT dated as of ______________________, 2002, among Sanofi-Synthélabo, a société anonyme, organized under the laws of the Republic of France (herein called the Company), THE BANK OF NEW YORK, a New York banking corporation (herein called the Depositary), and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued hereunder.

WITNESSETH:

     WHEREAS, the Company desires to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of Shares (as hereinafter defined) of the Company from time to time with the Depositary or with the Custodian (as hereinafter defined) as agent of the Depositary for the purposes set forth in this Deposit Agreement, for the creation of American Depositary Shares representing the Shares so deposited and for the execution and delivery of American Depositary Receipts evidencing the American Depositary Shares; and

     WHEREAS, the American Depositary Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;

     NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties hereto as follows:

ARTICLE 1.   DEFINITIONS
     The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the respective terms used in this Deposit Agreement:

SECTION 1.01   American Depositary Shares.
     The term “American Depositary Shares” shall mean the securities representing the interests in the Deposited Securities and evidenced by the Receipts issued hereunder. Each American Depositary Share shall represent the number of Shares specified in Exhibit A annexed hereto, until there shall occur a distribution upon Deposited Securities covered by Section 4.03 or a change in Deposited Securities covered by Section 4.08 with respect to which additional Receipts are not executed and delivered, and thereafter American Depositary Shares shall evidence the amount of Shares or Deposited Securities specified in such Sections.

SECTION 1.02   Beneficial Owner.

The term “Beneficial Owner” shall mean each person owning from time to time any beneficial interest in the American Depositary Shares evidenced by any Receipt.

SECTION 1.03   Commission.
     The term “Commission” shall mean the Securities and Exchange Commission of the United States or any successor governmental agency in the United States.

SECTION 1.04   Company.
     The term “Company” shall mean Sanofi-Synthélabo, a société anonyme organized under the laws of the Republic of France, and its successors.

SECTION 1.05   Custodian.
     The term “Custodian” shall mean the Paris, France office of BNP Paribas, as agent of the Depositary for the purposes of this Deposit Agreement, and any other firm or corporation that may hereafter be appointed by the Depositary pursuant to the terms of Section 5.05, as substitute or additional custodian or custodians hereunder, as the context shall require and shall also mean all of them collectively.

SECTION 1.06   Deliver; Deposit; Surrender; Transfer; Withdraw; Entry.

     The term “deliver”, “deposit”, “surrender”, “transfer” or “withdraw”; “entry” when used (i) with respect to Shares: (a) in the case of book-entry Shares, shall refer to an entry or entries in an account or accounts maintained by institutions authorized under French law to effect transfers of securities, or (b) in the case of certificated Shares, to the physical delivery, deposit, withdrawal or transfer of certificates representing the Shares if and to the extent permitted by applicable law and regulation and (ii) with respect to American Depositary Shares evidenced by Receipts, (a) in the case of American Depositary Shares available in book-entry form, shall refer to appropriate adjustments in the records maintained by (1) the Depositary, (2) the Depository Trust Company (“DTC”) or its nominee, or (3) institutions that have accounts with DTC, as applicable, or (b) otherwise, shall refer to the physical delivery, deposit, surrender, transfer or withdrawal of such American Depositary Shares evidenced by Receipts.

SECTION 1.07   Deposit Agreement.
     The term “Deposit Agreement” shall mean this Agreement, as the same may be amended from time to time in accordance with the provisions hereof.

SECTION 1.08   Depositary; Corporate Trust Office.
     The term “Depositary” shall mean The Bank of New York, a New York banking corporation, and any successor as depositary hereunder. The term “Corporate Trust Office”, when used with respect to the Depositary, shall mean the office of the Depositary, which at the date of this Agreement is 101 Barclay Street, New York, New York 10286.

SECTION 1.09   Deposited Securities.
     The term “Deposited Securities” as of any time shall mean Shares at such time deposited or deemed to be deposited under this Deposit Agreement and any and all other securities, property and cash received by the Depositary or the Custodian in respect thereof and at such time held hereunder, subject as to cash to the provisions of Section 4.05.

SECTION 1.10   Dollars, Euro.
     The term “Dollars” shall mean United States dollars. The term “Euro” shall mean the official currency of the member states of the European Monetary Union.

SECTION 1.11   Foreign Registrar.
     The term “Foreign Registrar” shall mean the entity that presently carries out the duties of registrar for the Shares or any successor as registrar for the Shares and any other appointed agent of the Company for the transfer and registration of Shares.

SECTION 1.12   Owner.
     The term “Owner” shall mean the person in whose name a Receipt is registered on the books of the Depositary maintained for such purpose.

SECTION 1.13   Receipts.
     The term “Receipts” shall mean the American Depositary Receipts issued hereunder evidencing American Depositary Shares.

SECTION 1.14   Registrar.
     The term “Registrar” shall mean any bank or trust company having an office in the Borough of Manhattan, The City of New York, which shall be appointed to register Receipts and transfers of Receipts as herein provided.

SECTION 1.15   Securities Act of 1933.
    The term “Securities Act of 1933” shall mean the United States Securities Act of 1933, as from time to time amended.

SECTION 1.16   Shares.
     The term “Shares” shall mean ordinary shares in registered or bearer form of the Company, heretofore validly issued, subscribed and outstanding and fully paid, nonassessable and free of any pre-emptive rights of the holders of outstanding Shares or hereafter validly issued, subscribed and outstanding and fully paid, nonassessable and free of any pre-emptive rights of the holders of outstanding Shares or interim certificates representing such Shares.

ARTICLE 2.   FORM OF RECEIPTS, DEPOSIT OF SHARES, EXECUTION AND DELIVERY, TRANSFER AND SURRENDER OF RECEIPTS

SECTION 2.01   Form and Transferability of Receipts.
     Definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose, unless such Receipt shall have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however, that such signature may be a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual signature of a duly authorized officer of the Registrar. The Depositary shall maintain books on which each Receipt so executed and delivered as hereinafter provided and the transfer of each such Receipt shall be registered. Receipts bearing the manual or facsimile signature of a duly authorized signatory of the Depositary who was at any time a proper signatory of the Depositary shall bind the Depositary, notwithstanding that such signatory has ceased to hold such office prior to the execution and delivery of such Receipts by the Registrar or did not hold such office on the date of issuance of such Receipts.

     The Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or modifications not inconsistent with the provisions of this Deposit Agreement or with any provision of the Company’s statuts or French law as may be reasonably required by the Depositary or required to comply with any applicable law or regulations thereunder or with the rules and regulations of any securities exchange upon which American Depositary Shares may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject by reason of the date of issuance of the underlying Deposited Securities or otherwise.

     Title to a Receipt (and to the American Depositary Shares evidenced thereby), when properly endorsed or accompanied by proper instruments of transfer, shall be transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York; provided, however, that the Depositary, notwithstanding any notice to the contrary, may treat the Owner thereof as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

SECTION 2.02   Deposit of Shares.
     Subject to the terms and conditions of this Deposit Agreement, Shares or evidence of rights to receive Shares may be deposited by delivery thereof to any Custodian hereunder, accompanied by any appropriate instrument or instruments of transfer, or endorsement, in form satisfactory to the Custodian, together with all such certifications as may be required by the Depositary or the Custodian in accordance with the provisions of this Deposit Agreement, and, if the Depositary requires, together with a written order directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order, a Receipt or Receipts for the number of American Depositary Shares representing such deposit.

     No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in the Republic of France that is then performing the function of the regulation of currency exchange. If required by the Depositary, Shares presented for deposit at any time, whether or not the transfer books of the Company or the Foreign Registrar, if applicable, are closed, shall also be accompanied by an agreement or assignment, or other instrument satisfactory to the Depositary, which will provide for the prompt transfer to the Custodian of any dividend, or right to subscribe for additional Shares or to receive other property that any person in whose name the Shares are or have been recorded may thereafter receive upon or in respect of such deposited Shares, or in lieu thereof, such agreement of indemnity or other agreement as shall be satisfactory to the Depositary.

     At the request and risk and expense of any person proposing to deposit Shares, and for the account of such person, the Depositary may receive certificates for Shares to be deposited, together with the other instruments herein specified, for the purpose of forwarding such Share certificates to the Custodian for deposit hereunder.

     Upon each delivery to a Custodian of a certificate or certificates for Shares to be deposited hereunder, together with the other documents specified above, such Custodian shall, as soon as transfer and recordation can be accomplished, present such certificate or certificates to the Company or the Foreign Registrar, if applicable, for transfer and recordation of the Shares being deposited in the name of the Depositary or its nominee or such Custodian or its nominee.

     Deposited Securities shall be held by the Depositary or by a Custodian for the account and to the order of the Depositary or at such other place or places as the Depositary shall determine.

SECTION 2.03   Execution and Delivery of Receipts.
     Upon receipt by any Custodian of any deposit pursuant to Section 2.02 hereunder (and in addition, if the transfer books of the Company or the Foreign Registrar, if applicable, are open, the Depositary may in its sole discretion require a proper acknowledgment or other evidence from the Company that any Deposited Securities have been recorded upon the books of the Company or the Foreign Registrar, if applicable, in the name of the Depositary or its nominee or such Custodian or its nominee), together with the other documents required as specified above, such Custodian shall notify the Depositary of such deposit and the person or persons to whom or upon whose written order a Receipt or Receipts are deliverable in respect thereof and the number of American Depositary Shares to be evidenced thereby. Such notification shall be made by letter or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. Upon receiving such notice from such Custodian, or upon the receipt of Shares by the Depositary, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall, as promptly as practicable, execute and deliver at its Corporate Trust Office, to or upon the order of the person or persons entitled thereto, a Receipt or Receipts, registered in the name or names and evidencing any authorized number of American Depositary Shares requested by such person or persons, but only upon payment to the Depositary of the fees and expenses of the Depositary for the execution and delivery of such Receipt or Receipts as provided in Section 5.09, and of all taxes and governmental charges and fees payable in connection with such deposit and the transfer of the Deposited Securities.

SECTION 2.04   Transfer of Receipts; Combination and Split-up of Receipts.
     The Depositary, subject to the terms and conditions of this Deposit Agreement, shall register transfers of Receipts on its transfer books from time to time, upon any surrender of a Receipt, by the Owner in person or by a duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer, and duly stamped as may be required by the laws of the State of New York and of the United States of America. Thereupon the Depositary shall execute a new Receipt or Receipts and deliver the same to or upon the order of the person entitled thereto.

     The Depositary, subject to the terms and conditions of this Deposit Agreement, shall upon surrender of a Receipt or Receipts for the purpose of effecting a split-up or combination of such Receipt or Receipts, execute and deliver a new Receipt or Receipts for any authorized number of American Depositary Shares requested, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.

     The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of Receipts at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Owners or persons entitled to Receipts and will be entitled to protection and indemnity to the same extent as the Depositary.

SECTION 2.05   Surrender of Receipts and Withdrawal of Shares.
     Upon surrender at the Corporate Trust Office of the Depositary of a Receipt for the purpose of withdrawal of the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, and upon payment of the fee of the Depositary for the surrender of Receipts as provided in Section 5.09 and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal of the Deposited Securities, and subject to the terms and conditions of this Deposit Agreement, the Owner of such Receipt shall be entitled to delivery, to him or upon his order, of the amount of Deposited Securities at the time represented by the American Depositary Shares evidenced by such Receipt. Delivery of such Deposited Securities may be made by the transfer of the Deposited Securities to an account in the name of such Owner or such name as shall be designated by such Owner maintained by the Company or its agent for registration and transfer of Shares in the case of Shares in registered form, or maintained by an accredited financial institution in the case of Shares in bearer form and the delivery of any other securities, property and cash to which such Owner is then entitled in respect of such Receipts to such Owner or as ordered by him. Such delivery shall be made, as hereinafter provided, without unreasonable delay.

     A Receipt surrendered for such purposes may be required by the Depositary to be properly endorsed in blank or accompanied by proper instruments of transfer in blank, and if the Depositary so requires, the Owner thereof shall execute and deliver to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be delivered to or upon the written order of a person or persons designated in such order. Thereupon the Depositary shall direct the Custodian to deliver at the Paris, France office of such Custodian, subject to Sections 2.06, 3.01 and 3.02 and to the other terms and conditions of this Deposit Agreement, to or upon the written order of the person or persons designated in the order delivered to the Depositary as above provided, the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, except that the Depositary may make delivery to such person or persons at the Corporate Trust Office of the Depositary of any dividends or distributions with respect to the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary.

     At the request, risk and expense of any Owner so surrendering a Receipt, and for the account of such Owner, the Depositary shall direct the Custodian to forward any cash or other property (other than rights) comprising, and forward a certificate or certificates, if applicable, and other proper documents of title for, the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt to the Depositary for delivery at the Corporate Trust Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Owner, by cable, telex or facsimile transmission.

     Neither the Depositary nor the Custodian shall deliver shares by physical delivery, book entry or otherwise (other than to the Company or its agent as contemplated by Section 4.08), or otherwise permit Shares to be withdrawn from the facility created hereby, except upon the receipt and cancellation of Receipts.

SECTION 2.06   Limitations on Execution and Delivery, Transfer and Surrender of Receipts.
     As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, Custodian or Registrar may require payment from the depositor of Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as herein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of this Deposit Agreement, including, without limitation, this Section 2.06.

   The delivery of Receipts against deposit of Shares generally or against deposit of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Deposit Agreement or the Company’s statuts, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in this Deposit Agreement, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under this Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares. The Depositary will comply with written instructions of the Company that the Depositary shall not accept for deposit thereunder any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company’s compliance with the securities laws of the United States.

SECTION 2.07   Lost Receipts, etc.
     In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary shall execute and deliver a new Receipt of like tenor in exchange and substitution for such mutilated Receipt upon cancellation thereof, or in lieu of and in substitution for such destroyed, lost or stolen Receipt. Before the Depositary shall execute and deliver a new Receipt in substitution for a destroyed, lost or stolen Receipt, the Owner thereof shall have (a) filed with the Depositary (i) a request for such execution and delivery before the Depositary has notice that the Receipt has been acquired by a bona fide purchaser and (ii) a sufficient indemnity bond and (b) satisfied any other reasonable requirements imposed by the Depositary.

SECTION 2.08   Cancellation and Destruction of Surrendered Receipts.
     All Receipts surrendered to the Depositary shall be cancelled by the Depositary. The Depositary is authorized to destroy Receipts so cancelled.

SECTION 2.09   Pre-Release of Receipts.
     Unless requested in writing by the Company to cease doing so, the Depositary may, notwithstanding Section 2.03 hereof, execute and deliver Receipts prior to the receipt of shares pursuant to Section 2.02 (“Pre-Release”). The Depositary may, pursuant to Section 2.05, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released. The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom Receipts are to be delivered (the “Pre-Releasee”) that the Pre-Releasee, or its customer, (i) owns the shares or Receipts to be remitted, as the case may be, (ii) assigns all beneficial rights, title and interest in such Shares or Receipts, as the case may be, to the Depositary in its capacity as such and for the benefit of the Owners, and (iii) will not take any action with respect to such Shares or Receipts, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Shares or Receipts, as the case may be), other than in satisfaction of such Pre-Release, (b) at all times fully collateralized with cash, U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of Shares not deposited but represented by American Depositary Shares outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited hereunder; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with the prior written consent of the Company, change such limit for purposes of general application. The Depositary will also set Dollar limits with respect to Pre-Release transactions to be entered into hereunder with any particular Pre-Releasee on a case-by-case basis as the Depositary deems appropriate. For purposes of enabling the Depositary to fulfill its obligations to the Owners under the Deposit Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of the Pre-Releasee’s obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasee’s obligation to deliver Shares or Receipts upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

     The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

ARTICLE 3.   CERTAIN OBLIGATIONS OF OWNERS AND BENEFICIAL OWNERS OF RECEIPTS
SECTION 3.01   Filing Proofs, Certificates and Other Information.
     Any person presenting Shares for deposit or any Owner or Beneficial Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Foreign Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made.

SECTION 3.02   Liability of Owner or Beneficial Owner for Taxes.
     If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any Receipt or any Deposited Securities represented by any Receipt, such tax or other governmental charge shall be payable by the Owner or Beneficial Owner of such Receipt to the Depositary. The Depositary may refuse to effect any transfer of such Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Beneficial Owner thereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner or Beneficial Owner of such Receipt shall remain liable for any deficiency.

SECTION 3.03   Warranties on Deposit of Shares.
     Every person depositing Shares under this Deposit Agreement shall be deemed thereby to represent and warrant that such Shares and each certificate therefor, if applicable, are validly issued, subscribed, fully paid, nonassessable and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized so to do. Every such person shall also be deemed to represent that such Shares and the Receipts evidencing American Depositary Shares representing such Shares are not restricted under the Securities Act of 1933. Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

ARTICLE 4.   THE DEPOSITED SECURITIES
SECTION 4.01   Cash Distributions.
     Whenever the Depositary shall receive any cash dividend or other cash distribution on any Deposited Securities, the Depositary shall, subject to the provisions of Section 4.05, convert such dividend or distribution into Dollars and shall as promptly as practicable distribute the amount thus received (net of the fees and expenses of the Depositary as provided in Section 5.09) to the Owners entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that in the event that the Company or the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes, the amount distributed to the Owner of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Owner a fraction of one cent. Any such fractional amounts shall be rounded to the nearest whole cent and so distributed to Owners entitled thereto. The Company or its agent will remit to the appropriate governmental agency in the Republic of France all amounts withheld and owing to such agency. The Depositary will forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental agencies, and the Depositary or the Company or its agent may file any such reports necessary to obtain benefits under the applicable tax treaties for the Owners of Receipts.

     The Depositary agrees to use reasonable efforts to follow the procedures established, or that may be established, by the French Treasury to enable eligible United States Owners and beneficial owners of Receipts to qualify for a reduced withholding tax rate of 15%, if available at the time the dividends are paid, to recover any excess French withholding taxes initially withheld or deducted with respect to dividends and other distributions to such Owners and beneficial owners may be eligible from the French Treasury or to receive a refund of any precompte paid to the French Treasury by the Company.

     Upon request of any United States Owner of Receipts the Deposiatry will provide a copy of Form RF 1A EU no. 5052, or such other form as may be promulgated from time to time by the French tax authorities for such purpose, together with instructions to such Owner and beneficial owners. The Depositary shall arrange for the filing with the French tax authorities of all such forms completed by United States beneficial owners of Receipts and returned in sufficient time so that such forms may be filed by December 31 of the year following the calendar year in which the dividend is paid.

SECTION 4.02   Distributions Other Than Cash, Shares or Rights.
     Subject to the provisions of Sections 4.11 and 5.09, whenever the Depositary shall receive any distribution other than a distribution described in Section 4.01, 4.03 or 4.04, the Depositary shall cause the securities or property received by it to be distributed to the Owners entitled thereto as promptly as practicable, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Owners or Beneficial Owners) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Section 5.09) shall be distributed by the Depositary to the Owners entitled thereto, all in the manner and subject to the conditions described in Section 4.01; provided, however, that no distribution to Owners pursuant to this Section, shall be unreasonably delayed by any action of the Depositary.

SECTION 4.03   Distributions in Shares.
     If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may and shall, if the Company shall request, distribute as promptly as practicable to the Owners of outstanding Receipts entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 and the payment of the fees and expenses of the Depositary as provided in Section 5.09. The Depositary may withhold any such distribution of Receipts if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary shall sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01; provided, however, that no distribution to Owners pursuant to this Section, shall be unreasonably delayed by any action of the Depositary. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

SECTION 4.04   Rights.
     In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it reasonably deems appropriate.

     In circumstances in which rights would otherwise not be distributed, if an Owner requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will as promptly as practicable make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

     If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of this Deposit Agreement, and shall, pursuant to Section 2.03 of this Deposit Agreement, execute and deliver Receipts to such Owner. In the case of a distribution pursuant to the second paragraph of this section, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

     If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Owners, it may, and at the request of the Company shall use its reasonable efforts to, sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available. The Depositary shall allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in Section 5.09 and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of this Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise. Such proceeds shall be distributed as promptly as practicable in accordance with Section 4.01

     The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act; provided, that nothing in this Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

     The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

SECTION 4.05   Conversion of Foreign Currency.
     Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted as promptly as practicable, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed as promptly as practicable to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments that entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09.

     If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file as promptly as practicable such application for approval or license, if any, as it may deem desirable.

     If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may (i) distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or (ii) hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

     If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

SECTION 4.06   Fixing of Record Date.
     Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date (a) for the determination of the Owners who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (iii) who shall be responsible for any fee assessed by the Depositary pursuant to this Deposit Agreement, or (b) on or after which each American Depositary Share will represent the changed number of Shares. Subject to the provisions of Sections 4.01 through 4.05 and to the other terms and conditions of this Deposit Agreement, the Owners on such record date shall be entitled, as the case may be, to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds of sale thereof in proportion to the number of American Depositary Shares held by them respectively and to give voting instructions and to act in respect of any other such matter.

SECTION 4.07   Voting of Deposited Securities.
     Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Owners a notice, the form of which notice shall be in the sole discretion of the Depositary, which shall contain (a) a summary in English of such information as is contained in such notice of meeting received by the Depositary from the Company, (b) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of French law and of the statuts of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given. Upon the written request of an Owner on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions.

     In accordance with French law and the statuts of the Company, Shares held in registered form that have been registered in the name of the same holder for at least two (2) years will be entitled to double voting rights. Similarly, American Depositary Shares that have been evidenced by Receipts registered in the name of the same Owner for at least two (2) years or more and represent Shares held in registered form that have been registered in the name of the same holder (i.e. the Depositary) for at least two (2) years will be eligible for double voting rights. In order to have double voting rights, each Owner of American Depositary Shares must (i) request in writing that the Depositary hold Shares represented by such American Depositary Shares in registered form and (ii) must hold its Receipts evidencing such American Depositary Shares in registered form for at least two (2) years (i.e., registered in the name of the same holder in the books of the Depositary) during which time such Shares are held in registered form by the Depositary. No other American Depositary Shares will be entitled to double voting rights.

     Notwithstanding anything in this Section 4.07 to the contrary, the Depositary and the Company may modify, amend or adopt additional procedures from time to time as they determine may be necessary or appropriate.

     The Depositary will take no action to impair the ability of the Custodian to vote the number of Shares (including the Shares held by the Depositary in registered form) necessary to carry out the instructions of all Owners under this Section.

   There can be no assurance that Owners generally or any Owner in particular will receive the notice described in the preceding paragraph sufficiently prior to the instruction date to ensure that the Depositary will vote the Shares or Deposited Securities in accordance with the provisions set forth in this Section.

SECTION 4.08   Changes Affecting Deposited Securities.
     In circumstances where the provisions of Section 4.03 do not apply, upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities that shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities, shall be treated as new Deposited Securities under this Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

SECTION 4.09   Reports.
     The Depositary shall make available for inspection by Owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company that are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary shall also, upon written request, send to the Owners copies of such reports when furnished by the Company pursuant to Section 5.06. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English, to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

SECTION 4.10   Lists of Owners.
     Promptly upon request by the Company, the Depositary shall, at the expense of the Company, furnish to it a list, as of a recent date, of the names, addresses and holdings of American Depositary Shares by all persons in whose names Receipts are registered on the books of the Depositary.

SECTION 4.11   Withholding.
     In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge that the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners entitled thereto in proportion to the number of American Depositary Shares held by them respectively.

ARTICLE 5   THE DEPOSITARY, THE CUSTODIANS AND THE COMPANY
SECTION 5.01   Maintenance of Office and Transfer Books by the Depositary.
     Until termination of this Deposit Agreement in accordance with its terms, the Depositary shall maintain in the Borough of Manhattan, The City of New York, facilities for the execution and delivery, registration, registration of transfers and surrender of Receipts in accordance with the provisions of this Deposit Agreement.

     The Depositary shall keep books, at its Corporate Trust Office, for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners, provided that such inspection shall not be for the purpose of communicating with Owners in the interest of a business or object other than the business of the Company or a matter related to this Deposit Agreement or the Receipts.

     The Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder after consultation with the Company to the extent practicable when such closure is outside the ordinary course of business, or at the reasonable written request of the Company.

     If any Receipts or the American Depositary Shares evidenced thereby are listed on one or more stock exchanges in the United States, the Depositary shall act as Registrar or appoint a Registrar or one or more co-registrars for registry of such Receipts in accordance with any requirements of such exchange or exchanges.

     The Company shall have the right, upon reasonable request, to inspect the transfer and registration records of the Depositary relating to the Receipts, to take copies thereof and to require the Depositary and any Registrar or co-registrars to supply copies of such portions of such records, as the Company may request and at the Company’s expense.

SECTION 5.02   Prevention or Delay in Performance by the Depositary or the Company.
     Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or Beneficial Owner of any Receipt, if by reason of any provision of any present or future law or regulation of the United States or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the statuts of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing that by the terms of this Deposit Agreement or Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Company or any of their respective directors, employees, agents or affiliates incur any liability to any Owner or Beneficial Owner of any Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing that by the terms of this Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement. Where, by the terms of a distribution pursuant to Section 4.01, 4.02, or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.

SECTION 5.03   Obligations of the Depositary, the Custodian and the Company.
     The Company assumes no obligation nor shall it be subject to any liability under this Deposit Agreement to Owners or Beneficial Owners, except that it agrees to perform its obligations specifically set forth in this Deposit Agreement without negligence or bad faith.

     The Depositary assumes no obligation nor shall it be subject to any liability under this Deposit Agreement to any Owner or Beneficial Owner (including, without limitation, liability with respect to the validity or worth of the Deposited Securities), except that it agrees to perform its obligations specifically set forth in this Deposit Agreement without negligence or bad faith.

     Neither the Depositary nor the Company shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.

     Neither the Depositary nor the Company shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or any other person believed by it in good faith to be competent to give such advice or information.

     The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

     The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith.

     No disclaimer of liability under the Securities Act of 1933 is intended by any provision of this Deposit Agreement.

SECTION 5.04   Resignation and Removal of the Depositary.
     The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

     The Depositary may at any time be removed by the Company by ninety (90) days prior written notice of such removal, to become effective upon the later of (i) the ninetieth (90th) day after delivery of the notice to the Depositary and (ii) the appointment of a successor depositary and its acceptance of such appointment as hereinafter provided.

     In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its reasonable best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Owners of all outstanding Receipts. Any such successor depositary shall promptly mail notice of its appointment to the Owners.

     Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

SECTION 5.05   The Custodians.
     The Custodian shall be subject at all times and in all respects to the directions of the Depositary and shall be responsible solely to it. Any Custodian may resign and be discharged from its duties hereunder by notice of such resignation delivered to the Depositary at least thirty (30) days prior to the date on which such resignation is to become effective. If upon such resignation there shall be no Custodian acting hereunder, the Depositary shall, promptly after receiving such notice, appoint a substitute custodian or custodians, each of which shall thereafter be a Custodian hereunder. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners to do so, it may appoint a substitute or additional custodian or custodians, each of which shall thereafter be one of the Custodians hereunder. Upon demand of the Depositary any Custodian shall deliver such of the Deposited Securities held by it as are requested of it to any other Custodian or such substitute or additional custodian or custodians. Each such substitute or additional custodian shall deliver to the Depositary, forthwith upon its appointment, an acceptance of such appointment satisfactory in form and substance to the Depositary. Promptly after any such change, the Depositary shall give notice thereof in writing to the Company.

     Upon the appointment of any successor depositary hereunder, each Custodian then acting hereunder shall forthwith become, without any further act or writing, the agent hereunder of such successor depositary and the appointment of such successor depositary shall in no way impair the authority of each Custodian hereunder; but the successor depositary so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to such Custodian full and complete power and authority as agent hereunder of such successor depositary.

SECTION 5.06   Notices and Reports.
     On or before the first date on which the Company gives notice, by publication or otherwise, of any meeting of holders of Shares or other Deposited Securities, or of any adjourned meeting of such holders, or of the taking of any action in respect of any cash or other distributions or the offering of any rights, the Company agrees to transmit to the Depositary and the Custodian a copy of the notice thereof in the form given or to be given to holders of Shares or other Deposited Securities.

     The Company will arrange for the translation into English, if not already in English, to the extent required pursuant to any regulations of the Commission, and the prompt transmittal by the Company to the Depositary and the Custodian of such notices and any other reports and communications which are made generally available by the Company to holders of its Shares. If requested in writing by the Company, the Depositary will arrange for the mailing, at the Company’s expense, of copies of such notices, reports and communications to all Owners. The Company will timely provide the Depositary with the quantity of such notices, reports, and communications, as requested by the Depositary from time to time, in order for the Depositary to effect such mailings.

SECTION 5.07   Distribution of Additional Shares, Rights, etc.
     The Company agrees that in the event of any issuance or distribution of (1) additional Shares, (2) rights to subscribe for Shares, (3) securities convertible into Shares, or (4) rights to subscribe for such securities (each a “Distribution”), the Company will promptly furnish to the Depositary, unless waived by the Depositary, a written opinion from U.S. counsel for the Company, which counsel shall be reasonably satisfactory to the Depositary, stating whether or not the Distribution requires a Registration Statement under the Securities Act of 1933 to be in effect prior to making such Distribution available to Owners entitled thereto. If in the opinion of such counsel a Registration Statement is required, such counsel shall furnish to the Depositary a written opinion as to whether or not there is a Registration Statement in effect that will cover such Distribution.

     The Company agrees with the Depositary that neither the Company nor any company controlled by, controlling or under common control with the Company will at any time deposit any Shares, either originally issued or previously issued and reacquired by the Company or any such affiliate, unless a Registration Statement is in effect as to such Shares under the Securities Act of 1933.

SECTION 5.08   Indemnification.
     The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) that may arise out of any registration with the Commission of Receipts, American Depositary Shares or Deposited Securities or the offer or sale thereof in the United States or out of acts performed or omitted, in accordance with the provisions of this Deposit Agreement and of the Receipts, as the same may be amended, modified or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, and except to the extent that such liability or expense arises out of information relating to the Depositary or the Custodian, as applicable, furnished in writing to the Company by the Depositary expressly for use in any registration statement, proxy statement, prospectus (or placement memorandum) or preliminary prospectus (or preliminary placement memorandum) relating to the Shares or if such information is provided, the failure to state a material fact necessary to make the information provided not misleading, or (ii) by the Company or any of its directors, employees, agents and affiliates.

     The indemnities contained in the preceding paragraph shall not extend to any liability or expense which arises solely and exclusively out of a Pre-Release (as defined in Section 2.09) of a Receipt or Receipts in accordance with Section 2.09 and which would not otherwise have arisen had such Receipt or Receipts not been the subject of a Pre-Release pursuant to Section 2.09; provided, however, that the indemnities provided in the preceding paragraph shall apply to any such liability or expense (i) to the extent that such liability or expense would have arisen had a Receipt or Receipts not be the subject of a Pre-Release, or (ii) which may arise out of any misstatement or alleged misstatement or omission or alleged omission in any registration statement, proxy statement, prospectus (or placement memorandum), or preliminary prospectus (or preliminary placement memorandum) relating to the offer or sale of American Depositary Shares, except to the extent any such liability or expense arises out of (i) information relating to the Depositary or any Custodian (other than the Company), as applicable, furnished in writing and not materially changed or altered by the Company expressly for use in any of the foregoing documents, or, (ii) if such information is provided, the failure to state a material fact necessary to make the information provided not misleading.

     The Depositary agrees to indemnify the Company, its directors, employees, agents and affiliates and hold them harmless from any liability or expense that may arise out of acts performed or omitted by the Depositary or its Custodian or their respective directors, employees, agents and affiliates due to their negligence or bad faith.

SECTION 5.09   Charges of Depositary.
     The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time. The Depositary shall present its statement for such charges and expenses to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

     The following charges shall be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03), or by Owners, as applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Company or Foreign Registrar and applicable to transfers of Shares to or from the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission expenses as are expressly provided in this Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Section 2.03, 4.03 or 4.04 and the surrender of Receipts pursuant to Section 2.05 or 6.02, (6) a fee of $.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.01 through 4.04 hereof, (7) a fee for the distribution of securities pursuant to Section 4.02, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 7 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, and (8) any other charge payable by the Depositary, any of the Depositary’s agents, including the Custodian, or the agents of the Depositary’s agents in connection with the servicing of Shares or other Deposited Securities (which charge shall be assessed against Owners as of the date or dates set by the Depositary in accordance with Section 4.06 and shall be payable at the sole discretion of the Depositary by billing such Owners for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

     The Depositary, subject to Section 2.09 hereof, may own and deal in any class of securities of the Company and its affiliates and in Receipts.

SECTION 5.10   Retention of Depositary Documents.
     The Depositary is authorized to destroy those documents, records, bills and other data compiled during the term of this Deposit Agreement at the times permitted by the laws or regulations governing the Depositary unless the Company requests that such papers be retained for a longer period or turned over to the Company or to a successor depositary.

SECTION 5.11   Exclusivity.
     Subject to Section 5.04, the Company agrees not to appoint any other depositary for issuance of American Depositary Receipts so long as The Bank of New York is acting as Depositary hereunder.

ARTICLE 6.   AMENDMENT AND TERMINATION
SECTION 6.01   Amendment.
      The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by mutual agreement between the Company and the Depositary without the consent of Owners or Beneficial Owners of Receipts in any respect that they may deem necessary or desirable. Any amendment that shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners, shall, however, not become effective as to outstanding Receipts until the expiration of thirty (30) days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner, at the time any amendment so becomes effective, shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

SECTION 6.02   Termination.
     The Depositary shall, at any time at the direction of the Company, terminate this Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate this Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding, if at any time ninety (90) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04. On and after the date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in this Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts that have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of this Deposit Agreement, and any applicable taxes or governmental charges) and except as provided in Section 5.08. Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 hereof.

ARTICLE 7.   MISCELLANEOUS
SECTION 7.01   Counterparts.
     This Deposit Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument. Copies of this Deposit Agreement shall be filed with the Depositary and the Custodians and shall be open to inspection by any Owner or Beneficial Owner of a Receipt during business hours.

SECTION 7.02   No Third Party Beneficiaries.
     This Deposit Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

SECTION 7.03   Severability.
     In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

SECTION 7.04   Owners and Beneficial Owners as Parties; Binding Effect.
     The Owners and Beneficial Owners of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance thereof.

SECTION 7.05   Notices.
     Any and all notices to be given to the Company shall be deemed to have been duly given if personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to Sanofi-Synthélabo, 174 avenue de France, 75013 Paris, France, Attention: General Counsel, or any other place to which the Company may have transferred its principal office.

     Any and all notices to be given to the Depositary shall be deemed to have been duly given if in English and personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: American Depositary Receipt Administration, or any other place to which the Depositary may have transferred its Corporate Trust Office.

     Any and all notices to be given to any Owner shall be deemed to have been duly given if personally delivered or sent by mail or cable, telex or facsimile transmission confirmed by letter, addressed to such Owner at the address of such Owner as it appears on the transfer books for Receipts of the Depositary, or, if such Owner shall have filed with the Depositary a written request that notices intended for such Owner be mailed to some other address, at the address designated in such request.

     Delivery of a notice sent by mail or cable, telex or facsimile transmission shall be deemed to be effective at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a cable, telex or facsimile transmission) is deposited, postage prepaid, in a post-office letter box. The Depositary or the Company may, however, act upon any cable, telex or facsimile transmission received by it, notwithstanding that such cable, telex or facsimile transmission shall not subsequently be confirmed by letter as aforesaid.

SECTION 7.06   Submission to Jurisdiction; Appointment of Agent for Service of Process.
     The Company hereby (i) irrevocably designates and appoints Sanofi-Synthélabo, Inc., 90 Park Avenue, New York, New York 10016, in the State of New York, as the Company’s authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Shares or Deposited Securities, the American

Depositary Shares, the Receipts or this Agreement, (ii) consents and submits to the jurisdiction of any state or federal court in the State of New York in which any such suit or proceeding may be instituted, and (iii) agrees that service of process upon said authorized agent shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company agrees to deliver, upon the execution and delivery of this Deposit Agreement, a written acceptance by such agent of its appointment as such agent. The Company further agrees to take any and all action, including the filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment in full force and effect for so long as any American Depositary Shares or Receipts remain outstanding or this Agreement remains in force. In the event the Company fails to continue such designation and appointment in full force and effect, the Company hereby waives personal service of process upon it and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

SECTION 7.07   Governing Law.
     This Deposit Agreement and the Receipts shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of the State of New York, without giving effect to its conflicts of laws provisions except with respect to its authorization and execution by the Company, which shall be governed by the laws of the Republic of France.

     IN WITNESS WHEREOF, SANOFI-SYNTHÉLABO and THE BANK OF NEW YORK have duly executed this Deposit Agreement as of the day and year first set forth above and all Owners and Beneficial Owners shall become parties hereto upon acceptance by them of Receipts issued in accordance with the terms hereof.

SANOFI-SYNTHÉLABO

By:
Name:
Title:

THE BANK OF NEW YORK,
as Depositary

By:
Name:
Title: